Exhibit 99.1

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY COMPLETES PRE-FEASIBILITY STUDY ON HALL-TONOPAH INDICATING AN ESTIMATED PROJECT NET PRESENT VALUE OF $356 MILLION

NAME OF HALL-TONOPAH PROJECT CHANGED TO LIBERTY PROJECT

LAKEWOOD, COLORADO - April 29, 2008, General Moly Inc. (AMEX and TSX: GMO) has re-named the Hall-Tonopah project the Liberty project and announced the completion of a Pre-Feasibility Study in respect of the Liberty Project (the “Pre-Feasibility Study” or “Study”), which estimates production and capital and operating cost parameters along with project economics. Highlights of the Pre-Feasibility Study include:

•	After-tax, Net Present Value (NPV) of $356 million, discounted at 10%, and NPV of $514 million, discounted at 8%;
•	Internal Rate of Return (IRR) of 22% and capital payback of 3.5 years from initial production;
•
Anticipated molybdenum production of approximately 19 million pounds and anticipated copper production of approximately 18 million pounds annually over the first five years through a mill processing 36k short tons per day (tpd);

•	Anticipated molybdenum cash costs, inclusive of copper byproduct credits, of $6.21 per pound over the first five years;
•	Anticipated average grades of 0.091% molybdenum estimated to be processed over the first five years;
•	503 million pounds of molybdenum estimated to be produced over a 33 year mine life including 24 years of primary mining operations and 10 years of low-grade production; and
•	Estimated initial capital expenditures of $492 million (in 2008 dollars), excluding working capital and bonding requirements.

Bruce D. Hansen, Chief Executive Officer, said, “I am extremely pleased with the results of the Pre-Feasibility Study, which positions Liberty as one of the world’s top three molybdenum projects currently being considered for development. Given the conservative molybdenum and copper price assumptions utilized in the study and the five years of discount applied to future positive cash flows, we believe that an NPV of $356 million demonstrates the robustness of this project. On a cumulative basis, the NPV of our equity portion in the Mt. Hope project and the Liberty project are estimated at $1.76 billion, or $21.23 per fully-diluted share, representing substantial potential value to current and new investors.

“We will continue to prudently advance the Liberty project as we position it as a follow-on to Mt. Hope, with initial production at the Liberty project currently expected in 2013. With both projects in production, we would expect to reach steady state production of approximately 50 million pounds per year positioning General Moly as the world’s largest pure-play primary molybdenum producer with cash anticipated costs well below many other projected primary molybdenum mines.”

The Pre-Feasibility Study was completed by M3 Engineering & Technology Corp with supporting work from Independent Mining Consultants (IMC), Smith Williams Consultants (SWC) - Tailings Storage Facility Design, Gault Group, Inc. (GGI) - Environmental and Permitting, and Hanlon Engineering - Geology and Metallurgical Testing.

Exhibit 99.1

PROJECT ECONOMICS

In developing the economic analysis of Liberty, the Pre-Feasibility Study utilized molybdenum price forecasts from CPM Group, an independent commodities research and consulting firm. CPM Group also supplied the prices utilized in the Mt. Hope Bankable Feasibility Study (the “Mt. Hope BFS”) completed in August 2007, but provided updated price forecasts from October 2007 for the Pre-Feasibility Study. Prices utilized in determining the Liberty project’s economics are listed in the table below. In the Pre-Feasibility Study’s analysis, $0.38 per pound of copper was deducted to represent anticipated concentrate treatment and refining charges (TC/RCs). Based on the Pre-Feasibility Study, the Company anticipates that it will realize a net $1.48 per pound copper price in 2013 and a net $1.12 per pound copper price thereafter.

Prices Used in Pre-Feasibility Study
Production Year	Moly Price (Real $)	Copper Price (Real $)	Realized Copper ($/lb)
2013	$19.50	$1.86	$1.48
2014	$16.00	$1.50	$1.12
2015	$15.00	$1.50	$1.12
2016 +	$14.75	$1.50	$1.12

Liberty’s NPV is highly sensitive to changes in the price of molybdenum.

Exhibit 99.1

The Pre-Feasibility Study also calculated Liberty NPV values under flat price scenarios. At $15 per pound, the Liberty project generates an estimated NPV of $326 million discounted at 10% and $485 million discounted at 8%. Utilizing today’s spot molybdenum prices near $33 per pound, Liberty generates an estimated NPV in excess of $1.75 billion discounted at 10% and $2.3 billion discounted at 8%. Flat price sensitivities are presented below.

After-tax NPV at 10% discount
Price per Moly Lb	NPV 10% ($ Millions)	NPV 8% ($ Millions)	IRR (%)
$10	($116)	($78)	5.5%
$15	$326	$485	20.0%
$20	$734	$1,006	30.1%
$25	$1,125	$1,507	38.5%
$30	$1,516	$2,006	46.1%
$35	$1,906	$2,505	53.1%

NPV SENSITIVITY TO 2012 STARTUP

If market conditions are supportive, the Company could advance the project with anticipated initial production in January 2012 rather than January 2013 as described above. Based on the Pre-Feasibility Study, doing so would increase the NPV of Liberty by $102 million to $458 million ($5.53 per fully-diluted share). Initiating production one year earlier would allow the project to capture higher anticipated molybdenum prices ($66 million positive impact to NPV) while discounting future cash flows one year less ($36 million positive impact to NPV). Under this scenario, the after-tax IRR would increase to 25% and payback of capital would occur just 2.8 years after initial production. Alternatively, if the Company were to defer the project until January 2014 due to market conditions, Liberty’s NPV would decrease by $100 million to $256 million. Under this scenario, Liberty’s IRR would decrease to 17% and payback would occur 4 years after initial production.

CAPITAL AND OPERATING COSTS

Constructing the Liberty project is anticipated to cost approximately $492 million, in 2008 dollars, excluding working capital and bonding requirements. Included in the $492 million is a roasting facility capable of roasting 23 million pounds annually, which is anticipated to cost approximately $50 million. Like Mt. Hope, the roasting facility is expected to be a NPV positive investment, although the Company will make a final investment decision based on the evaluation of future market conditions.

Sustaining capital expenditures at Liberty are projected to be $268 million over the life of the mine, primarily reflecting mining equipment replacement and ongoing tailings dam expansion.

Total cash costs per pound of molybdenum are expected to average $6.21 over the first five years of operations, inclusive of a $1.12 per pound copper by-product credit. Over the first 10 and 20 years, molybdenum cash costs are expected to average $6.82 per pound (inclusive of a $0.91 per pound copper credit) and $7.27 per pound (inclusive of a $0.75 per pound copper credit), respectively. Over the projected 33 year mine life, molybdenum cash costs are expected to average $7.26 per pound, inclusive of an $0.87 per pound copper credit.

Exhibit 99.1

Liberty’s NPV is comparatively less sensitive to changes in both capital expenditures and operating costs than to molybdenum price. A 10% increase in capital expenditures would decrease Liberty’s NPV to $326 million and a 10% increase in operating costs would decrease Liberty’s NPV to $291 million. Further capital and operating sensitivities are provided in the graphs below.

MOLYBDENUM AND COPPER PRODUCTION RATES

Based on the Pre-Feasibility Study, Liberty is expected to produce an average of 18.9 million pounds of molybdenum and 18.1 million pounds of copper over the initial five years and 17.9 million pounds of molybdenum and 14.1 million pounds of copper over the first ten years. Additional operating parameters are provided in the table below.

Average Annual Payable Metals	5 Years	10 Years	20 Years	LOM
Average Mo Mill Grade	0.091%	0.084%	0.080%	0.071%
Average Cu Mill Grade	0.102%	0.082%	0.069%	0.070%
Overall Mo Recovery (%)	80.7%	81.8%	83.0%	81.9%
Overall Cu Recovery (%)	71.4%	69.1%	66.9%	66.7%
Recoverable Mo (Millions lbs)	18.9	17.9	17.4	15.3
Recoverable Cu (Millions lbs)	19.0	14.8	12.0	12.3
Payable Cu (Millions lbs)	18.1	14.1	11.5	11.7

MINERAL RESERVES AND RESOURCES

In accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, the Company has delineated proven and probable reserves and measured and indicated mineral resources. Liberty’s reserves and resources, as determined in accordance with National Instrument 43-101, are illustrated in the tables below.

Exhibit 99.1

Mineral Reserves, NI43-101 Definitions
Cutoff Grade	Proven Reserves					Probable Reserves
Recovered		Recovered	Sulfide Mo	Total Mo	Total Cu		Recovered	Sulfide Mo	Total Mo	Total Cu
Moly Grade%	Ktons	Mo Grade%	Grade%	Grade%	Grade %	Ktons	Mo Grade%	Grade%	Grade%	Grade %
0.020%	95,965	0.072	0.080	0.083	0.07	336,986	0.055	0.065	0.068	0.07

Mineral Reserves, NI43-101 Definitions
Cutoff Grade Recovered Moly Grade%	Proven+Probable Reserves
	Ktons	Recovered Mo Grade%	Sulfide Mo Grade%	Sulfide Mo Grade%	Sulfide Mo Grade%
0.020%	432,951	0.059	0.068	0.071	0.07

Mineral Resources
Cutoff Grade Recovered Moly Grade%	Measured					Indicated
	Ktons	Recovered Mo Grade %	Sulfide Mo Grade %	Total Mo Grade %	Total Cu Grade %	Ktons	Recovered Mo Grade %	Sulfide Mo Grade %	Total Mo Grade %	Total Cu Grade %
0.020%	6,570	0.025	0.049	0.052	0.07	102,766	0.041	0.049	0.052	0.11

Mineral Resources
Cutoff Grade Recovered Moly Grade%	Measured + Indicated					Inferred
	Ktons	Recovered Mo Grade %	Sulfide Mo Grade %	Total Mo Grade %	Total Cu Grade %	Ktons	Recovered Mo Grade %	Sulfide Mo Grade %	Total Mo Grade %	Total Cu Grade %
0.020%	109,336	0.040	0.049	0.052	0.11	127,200	0.041	0.049	0.051	0.08

Cautionary Note to U.S. Investors concerning the estimates of Resources. Calculations with respect to “proven reserves” and “probable reserves” in the above tables have been made in accordance with, and using the definitions of, National Instrument 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, the U.S. Securities and Exchange Commission (the “SEC”) applies a different standard in order to classify mineralization as a “reserve”. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally extracted or produced at the time the reserve determination is made. No such determinations have been made with respect to any mineralization at the Liberty project and it cannot be assured that such a determination will be made. This section also uses the terms “measured”, “indicated” and “inferred” resources. We caution U.S. investors that while such terms are recognized and required by Canadian Securities Administrators pursuant to National Instrument 43-101, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred Resources”, in particular, have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian Securities Administration rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.

Exhibit 99.1

CANADIAN NI 43-101 REPORT TO BE FILED

In association with this pre-feasibility evaluation, a National Instrument 43-101 Technical Report will be filed on SEDAR containing further information on the Liberty project.

ADDITIONAL INFORMATION

John Marek, President of Independent Mining Consultants, Tucson, Arizona, and a Registered Professional Engineer (Arizona and Colorado), is the Qualified Person responsible for resource modeling and mine planning pertaining to the Liberty project and has reviewed the applicable scientific and technical information set out in this news release.

Gerard Keigher, Vice President of M3 Engineering & Technology Corporation, Tucson, Arizona, and a Registered Professional Engineer (Arizona, New Mexico and Washington), is the Qualified Person responsible for the Principal Authoring of the Technical Report, for the Process Plant and Costing (capital and operating) and for the economic modeling pertaining to the Liberty project and has reviewed the applicable scientific and technical information set out in this news release.

A conference call will be held today, April 29th, 2008 at 4:30pm Eastern Time (2:30pm Mountain Time) to discuss the Study’s results. Call-in information is provided below. Corresponding slides are provided on the Company’s website under the Investors tab. Additionally, a webcast will simultaneously run on the Company’s website, also under the Investors tab.

Conference Call Details
Dial-in Number:	888.396.2384
Int’l Dial-in Number:	617.847.8711
Passcode:	45564212

Replay:	888.286.8010
Replay Passcode:	82524368

Webcast Details
URL:	www.generalmoly.com/gmo1dir/investors.htm

Exhibit 99.1

* * * *

General Moly is a U.S.-based molybdenum mineral exploration and development company listed on the American Stock Exchange and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project (formerly the Hall-Tonopah project) that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information:
Investors - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development - Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com
Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to obtain required permits to commence production and its ability to raise required financing, metals price and production volatility, exploration risks and results, project development risks, including, without limitation, uncertainties involved in the interpretation of results and other tests, the estimation of mineralized material, resources and reserves, the possibility that capital and operating costs may be higher than currently estimated, and the possibility that estimated recovery or processing rates may not be achieved. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.